                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Norfolk Southern Railway Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------


     (5) Total fee paid:

         -----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------


     (3) Filing Party:

         -----------------------------------------------------------------------


     (4) Date Filed:

         -----------------------------------------------------------------------

Notes:

[LOGO OF NS NORFOLK SOUTHERN (R) APPEARS HERE]

-------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN RAILWAY COMPANY
THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
TUESDAY, MAY 26, 1998

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 26, 1998, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

     1. Election of two directors to the class whose term will expire in 2001.

     2. Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 26, 1998, will be entitled to vote at such meeting.

                                              By order of the Board of
                                              Directors,
                                                   SANDRA T. PIERCE,
                                                   Corporate Secretary.

Dated: April 14, 1998

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                       Norfolk Southern Railway Company
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                 April 14, 1998

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Railway Company ("Company") on or about April 14, 1998. The Company's Annual Report for 1997 was mailed under separate cover beginning about March 13, 1998. The proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held May 26, 1998. The cost of soliciting proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $2,000 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Company do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Company, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 26, 1998. As of February 28, 1998, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,907 shares of Preferred Stock (which excludes 100,120 shares held by Company subsidiaries and/or in a fiduciary capacity) and all shares of Common Stock are entitled to one vote per share. All the Common Stock of the Company is owned directly by Norfolk Southern Corporation ("NS").

                             ELECTION OF DIRECTORS

  The terms of David R. Goode and Stephen C. Tobias, members of the Class of 1998, expire at the Annual Meeting, and the Board of Directors has nominated them as candidates for election to the Class of 2001. Unless otherwise instructed on the enclosed proxy, it will be voted in favor of such election.

  If any nominee becomes unable to serve, an event that is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

  Under Virginia law and under the Company's Restated Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the annual meeting. There are no family relationships among any of the nominees or directors -- or among any of the nominees or directors and any officer -- nor is there any arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

                                                             SHARES OF NORFOLK
                                                            SOUTHERN CORPORATION
  NAME, AGE, BUSINESS EXPERIENCE        CURRENT                 COMMON STOCK
DURING PAST 5 YEARS, DIRECTORSHIPS   TERM EXPIRES/           BENEFICIALLY OWNED
   IN OTHER PUBLIC CORPORATIONS     A DIRECTOR SINCE AS OF FEBRUARY 28, 1998/1/,/2/,/3/
----------------------------------  ---------------- ----------------------------------
NOMINEES (FOR TERM EXPIRING
 IN 2001)
DAVID R. GOODE, 57,
 Norfolk, Va.; Chairman,
 President and Chief
 Executive Officer of
 Norfolk Southern
 Corporation and President
 and Chief Executive
 Officer of Norfolk
 Southern Railway Company
 since September 1, 1992.
 Director of Norfolk
 Southern Corporation and
 of several Norfolk
 Southern Railway Company
 subsidiaries, including
 Norfolk and Western
 Railway Company. Director
 of Aeroquip-Vickers, Inc.
 (formerly, TRINOVA
 Corporation), Caterpillar,
 Inc., Georgia-Pacific
 Corpora- tion and Texas
 Instruments Incorporated.             1998/1992                 1,013,869

--------
Notes begin on page 4.

                                                             SHARES OF NORFOLK
                                                            SOUTHERN CORPORATION
  NAME, AGE, BUSINESS EXPERIENCE        CURRENT                 COMMON STOCK
DURING PAST 5 YEARS, DIRECTORSHIPS   TERM EXPIRES/           BENEFICIALLY OWNED
   IN OTHER PUBLIC CORPORATIONS     A DIRECTOR SINCE AS OF FEBRUARY 28, 1998/1/,/2/,/3/
----------------------------------  ---------------- ----------------------------------
NOMINEES (FOR TERM EXPIRING
 IN 2001)
STEPHEN C. TOBIAS, 53,
 Norfolk, Va.; Executive
 Vice President -
  Operations of Norfolk
 Southern Corporation and
 Vice President -
  Operations of Norfolk
 Southern Railway Company
 since July 1, 1994, having
 previously become Senior
 Vice President -
  Operations of Norfolk
 Southern Corporation and
 Vice President of Norfolk
 Southern Railway Company
 on October 1, 1993, and
 having served prior
 thereto as Vice
 President - Strategic
 Planning of both Norfolk
 Southern Corporation and
 Norfolk Southern Railway
 Company. Director of
 several Norfolk Southern
 Railway Company
 subsidiaries, includ-ing
 Norfolk and Western
 Railway Company.                      1998/1994                  264,934
OTHER DIRECTORS
JON L. MANETTA, 59,
 Norfolk, Va.; Vice
 President -
 Transportation &
 Mechanical of both Norfolk
 Southern Corporation and
 Norfolk Southern Railway
 Company since December 1,
 1995, having served prior
 thereto as Vice
 President - Transportation
 of both Norfolk Southern
 Corporation and Norfolk
 Southern Railway Company.
 Director of several
 Norfolk Southern Railway
 Company subsidiaries,
 including Norfolk and
 Western Railway Company.              1999/1997                   67,384
HENRY C. WOLF, 55, Norfolk,
 Va.; Executive Vice
 President - Finance of
 Norfolk Southern
 Corporation and Vice
 President - Finance of
 Norfolk Southern Railway
 Company since June 1,
 1993, having served prior
 thereto as Vice
 President - Taxation of
 both Norfolk Southern
 Corporation and Norfolk
 Southern Railway Company.
 Director of several
 Norfolk Southern Railway
 Company subsidiaries,
 including Norfolk and
 Western Railway Company.              1999/1994                  288,460

--------
Notes begin on page 4.

                                                             SHARES OF NORFOLK
                                                            SOUTHERN CORPORATION
  NAME, AGE, BUSINESS EXPERIENCE        CURRENT                 COMMON STOCK
DURING PAST 5 YEARS, DIRECTORSHIPS   TERM EXPIRES/           BENEFICIALLY OWNED
   IN OTHER PUBLIC CORPORATIONS     A DIRECTOR SINCE AS OF FEBRUARY 28, 1998/1/,/2/,/3/
----------------------------------  ---------------- ----------------------------------
OTHER DIRECTORS
JAMES C. BISHOP, JR., 61,
 Norfolk, Va.; Executive
 Vice President - Law of
 Norfolk Southern
 Corporation and Vice
 President - Law of
 Norfolk Southern Railway
 Company since March 1,
 1996, having served prior
 thereto as Vice
 President - Law of
 Norfolk Southern
 Corporation. Director of
 several Norfolk Southern
 Railway Company
 subsidiaries, including
 Norfolk and Western
 Railway Company.                      2000//1996                 189,054
L. I. PRILLAMAN, 54,
 Norfolk, Va.; Executive
 Vice President -
  Marketing of Norfolk
 Southern Corporation and
 Vice President and Chief
 Traffic Officer of
 Norfolk Southern Railway
 Company since October 1,
 1995, having served prior
 thereto as Vice
 President -  Properties
 of both Norfolk Southern
 Corporation and Norfolk
 Southern Railway Company.
 Director of several
 Norfolk Southern Railway
 Company subsidiaries,
 includ-
 ing Norfolk and Western
 Railway Company.                       2000/1996                 272,679

--------

  /1/For each named individual, the shares owned are less than 1% of the total shares outstanding. No director or nominee owns shares of the Company's Preferred Stock.
  /2/Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.
  /3/Includes shares credited to individual accounts under the NS Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan (for Mr. Goode, this amounts, respectively, to 9,830 and 184,950 shares; for Mr. Tobias, 11,881 and 38,745 shares; for Mr. Manetta, 71 and 7,671 shares; for Mr. Wolf, 9,614 and 47,679 shares; for Mr. Bishop, 4,824 and 31,425 shares; and for Mr. Prillaman, 18,885 and 31,767 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Goode, this amounts to 742,593 shares; for Mr. Tobias, 182,868 shares; for Mr. Manetta, 58,500 shares; for Mr. Wolf, 200,424 shares; for Mr. Bishop, 138,939 shares; and for Mr. Prillaman, 165,766 shares); and includes Deferred Stock Units credited to officers pursuant to the NS Long-Term Incentive Plan (for Mr. Goode, this amounts to 9,141 shares; for Mr. Tobias, 2,742 shares; for Mr. Manetta, 1,142 shares; for Mr. Wolf, 2,742 shares; for Mr. Bishop, 1,667 shares; and for Mr. Prillaman, 2,742 shares).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Company's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1997, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms were filed on time.

                 BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 28, 1998, 100,120 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity. NS held 176,703 shares, or approximately 15%, of the Company's Preferred Stock.

  To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 16,668,997 shares, or 100%, of the Company's Common Stock on February 28, 1998.

  As of February 28, 1998, all officers and directors of the Company as a group beneficially owned 1,079,609 shares of NS Common Stock and 70 shares (in which beneficial ownership is disclaimed) of the Company's Preferred Stock, or less than 1% of the total shares of each class of stock outstanding. Also included in the NS Common Stock figure are: 193,157 shares credited to individual accounts under the NS Thrift and Investment Plan; 700,586 shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan over which the individual possesses voting power but has no investment power until the shares are distributed; 3,368,002 shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days; and 44,163 Deferred Stock Units credited to officers pursuant to the NS Long-Term Incentive Plan. Also included are 12,606 shares in which officers disclaim beneficial ownership. The shares held individually by directors whose terms of office will continue after the Annual Meeting and nominees are reported under the caption "Election of Directors," beginning on page 2.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company consists of six members and is divided into three classes elected for a term of three years, with each class containing one third of the total number of directors. The Board of Directors has no audit, nominating or compensation committees. In 1997, the Board of Directors acted by unanimous written consent on ten separate occasions.

  Each year the Board of Directors appoints an Executive Committee, which is empowered to exercise all the authority of the Board of Directors to the extent permitted by Virginia law when the Board is not in session. All such actions taken by the Committee are to be reported to the Board at its meeting next succeeding the action and are subject to revision or alteration by the Board. Executive Committee members are David R. Goode, James C. Bishop, Jr. and Henry C. Wolf. The Committee took no action in 1997.

                           COMPENSATION OF DIRECTORS

  Each incumbent director is also an officer of the Company and an officer of NS; no such director is paid a retainer, meeting fees or other compensation for service as a director.

        NS COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Nominating Committee of the NS Board of Directors during 1997 were Messrs. Leisenring, Coleman and Hahn. There were no reportable business relationships between NS and such individuals.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Kathryn B. McQuade is Vice President-Internal Audit of NS. Ms. McQuade's spouse is one of approximately 6,250 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for NS. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for NS, the Company or the subsidiaries of either. NS paid KPMG approximately $4.8 million for all services rendered during 1997.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NS in 1997, for service in all capacities to both NS and its subsidiaries (including the Company) for the fiscal years ending December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                     ANNUAL COMPENSATION             COMPENSATION
                              ---------------------------------- ---------------------
                                                                   AWARDS    PAYOUTS
                                                                 ---------- ----------
                                                      OTHER      SECURITIES
                                                     ANNUAL      UNDERLYING    LTIP       ALL OTHER
NAME AND PRINCIPAL            SALARY/1/ BONUS/1/ COMPENSATION/2/ OPTIONS/3/ PAYOUTS/4/ COMPENSATION/5/
   POSITION              YEAR    ($)      ($)          ($)          (#)        ($)           ($)
------------------       ---- --------- -------- --------------- ---------- ---------- ---------------
David R. Goode           1997  850,000  850,000       287,972/6/  120,000   2,472,690      85,304
 Chairman, President     1996  800,000  800,000     1,615,682     120,000   1,778,687      73,149
 and Chief Executive Of-
  ficer                  1995  685,000  616,500     1,349,379     150,000   1,511,034      63,796
R. Alan Brogan           1997  300,000  225,000       143,093      36,000     772,715      51,926
 Executive Vice          1996  285,000  213,750       515,321      36,000     555,770      40,224
 President - Trans. Lo-
  gistics                1995  250,000  187,500       435,548      37,500     472,134      38,416
L. I. Prillaman          1997  320,000  240,000        24,411      36,000     309,086      25,619
 Executive Vice          1996  285,000  173,437       193,314      36,000     222,289      33,793
 President - Marketing   1995  231,250  161,250       153,430      15,000     188,836      17,948
Stephen C. Tobias        1997  400,000  320,000        68,611      36,000     772,715      37,788
 Executive Vice          1996  365,000  273,750       233,858      36,000     222,289      31,391
 President - Operations  1995  305,000  228,750       183,723      37,500     188,836      26,304
Henry C. Wolf            1997  400,000  320,000       130,907/7/   36,000     772,715      40,636
 Executive Vice          1996  365,000  273,750       483,026      36,000     555,770      34,753
 President - Finance     1995  305,000  228,750       188,856      37,500     188,836      29,693

--------

  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1997, these amounts were: for Mr. Goode, $69,354; Mr. Brogan, $131,247; Mr. Prillaman, $8,898; Mr. Tobias, $44,771; and
Mr. Wolf, $48,732. Includes for 1995 and 1996 a tax absorption payment on the "earn out" of performance shares.
  /3/Options were granted without tandem SARs.
  /4/Represents the value of the "earn out" pursuant to the performance share feature of the NS Long-Term Incentive Plan for periods ended December 31, 1997, 1996 and 1995 (for 1997, performance shares were earned for achievements in the three-year period 1995-1997; for 1996, for achievements in the three-year period 1994-1996; and for 1995, for achievements in the three-year period 1993-1995).
  /5/Includes for 1997 (i) contributions of $4,750 to NS' 401(k) plan on behalf of Messrs. Goode, Brogan, Tobias and Wolf, and $4,350 on behalf of Mr. Prillaman; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $80,554; Mr. Brogan, $47,176; Mr. Prillaman, $21,269; Mr. Tobias, $33,038; and Mr. Wolf, $35,886.
  /6/Includes personal use, as directed by resolution of the Board of Directors, of NS' aircraft valued at approximately $140,500 -- calculated on the basis of the aggregate incremental cost of such use to NS.
  /7/Includes a tax absorption payment made under the NS Long-Term Incentive Plan attributable to the gain realized upon exercise of stock options.

LONG-TERM INCENTIVE PLAN

  The NS Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of both NS and certain of its subsidiaries (including the Company). The Compensation and Nominating Committee of the NS Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1997 of stock options under the NS Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
NAME                (#)     FISCAL YEAR  ($ PER SHARE)    DATE       ($)
----             ---------- ------------ ------------- ---------- ----------
D. R. Goode       120,000       6.04%       29.4583    02/02/2007  810,000
R. A. Brogan       36,000       1.81%       29.4583    02/02/2007  243,000
L. I. Prillaman    36,000       1.81%       29.4583    02/02/2007  243,000
S. C. Tobias       36,000       1.81%       29.4583    02/02/2007  243,000
H. C. Wolf         36,000       1.81%       29.4583    02/02/2007  243,000

*No SARs were granted in 1997.
--------
  /1/These options were granted as of February 3, 1997, and are exercisable one year after the date of grant. They earn dividend equivalents -- in an amount equal to, and commensurate with, dividends as paid on the Common
Stock -- which are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the officer on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  In the case of Common Stock, the Black-Scholes model used the following measures and assumptions:

  (a) a stock volatility factor of 0.1194: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1992, through December 31, 1996;

  (b) a dividend yield of 2.92%: yield was determined monthly and averaged over the 60-month period January 1, 1992, through December 31, 1996;

  (c) a 1996 risk-free rate of return of 6.2%: this represents the monthly average 10-year Treasury strip rate during 1996, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

  The foregoing measures and assumptions produce a Black-Scholes factor of
0.229 and a resulting present value of $6.75 for each share of NS Common Stock subject to the 1997 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the conversion of dividend equivalents into Deferred Stock Units.

  The following table sets forth certain information concerning the exercise of options by each named executive officer during 1997 and the number of unexercised options and SARs held by each as of December 31, 1997:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                       NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS/SARS AT     IN-THE-MONEY OPTIONS/SARS
                   SHARES                         FY-END/1/                    AT FY-END/2/
                 ACQUIRED ON   VALUE                 (#)                            ($)
                  EXERCISE   REALIZED  -------------------------------   -------------------------
NAME                 (#)        ($)     EXERCISABLE    UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----             ----------- --------  -------------------------------   ----------- -------------
D. R. Goode           0          0           637,563             120,000  5,792,766     136,260
R. A. Brogan          0          0           204,597              36,000  2,035,560      40,878
L. I. Prillaman       0          0           139,566              36,000  1,506,900      40,878
S. C. Tobias          0          0           154,641              36,000  1,582,580      40,878
H. C. Wolf        3,000/3/   75,655/3/       169,581              36,000  1,583,560      40,878

--------
  /1/Adjusted for the three-for-one stock split in September 1997.
  /2/Equal to the mean ($30.5938) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of NS Common Stock on December 31, 1997, less the exercise prices of the options, multiplied by the number of options.
  /3/Mr. Wolf surrendered 900 shares of stock already owned in full satisfaction of the exercise price of options to acquire 3,000 shares.

  PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1997 of PSUs under the NS Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares at the end of a three-year performance cycle (1997-1999) based on NS' performance during that three-year period. Under the 1997 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report, beginning on page 12.


            LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
                           (PERFORMANCE SHARE UNITS)

                 NUMBER OF    PERFORMANCE  ESTIMATED FUTURE PAYOUTS UNDER
                  SHARES,       OR OTHER    NON-STOCK PRICE-BASED PLANS
                 UNITS OR     PERIOD UNTIL -------------------------------------
              OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
NAME                (#)        OR PAYOUT      (#)         (#)          (#)
----          --------------- ------------ ----------  -----------   -----------
D. R. Goode       75,000       01/01/97-             0       71,625       75,000
                               12/31/99
R. A. Brogan      24,000       01/01/97-             0       22,920       24,000
                               12/31/99
L. I.             24,000       01/01/97-             0       22,920       24,000
 Prillaman                     12/31/99
S. C. Tobias      24,000       01/01/97-             0       22,920       24,000
                               12/31/99
H. C. Wolf        24,000       01/01/97-             0       22,920       24,000
                               12/31/99

--------

  /1/"Earn outs" will be satisfied one half in cash and one half in NS Common Stock, with the stock portion being held by NS for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion. Withholding taxes due on the "earn outs" will be withheld from the cash portion.
  /2/The NS Long-Term Incentive Plan does not provide a performance target for the "earn out" of PSUs; consequently, this column represents 95.5% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1997 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                                   YEARS OF CREDITABLE SERVICE
                    ---------------------------------------------------------------------------
REMUNERATION           25                   30                    35                     40
------------        --------             --------             ----------             ----------
$  300,000          $ 94,536             $115,691             $  136,845             $  158,000
   400,000           132,036              160,691                189,345                218,000
   500,000           169,536              205,691                241,845                278,000
   600,000           207,036              250,691                294,345                338,000
   700,000           244,536              295,691                346,845                398,000
   800,000           282,036              340,691                399,345                458,000
   900,000           319,536              385,691                451,845                518,000
 1,000,000           357,036              430,691                504,345                578,000
 1,100,000           394,536              475,691                556,845                638,000
 1,200,000           432,036              520,691                609,345                698,000
 1,300,000           469,536              565,691                661,845                758,000
 1,400,000           507,036              610,691                714,345                818,000
 1,500,000           544,536              655,691                766,845                878,000
 1,600,000           582,036              700,691                819,345                938,000
 1,700,000           619,536              745,691                871,845                998,000
 1,800,000           657,036              790,691                924,345              1,058,000
 1,900,000           694,536              835,691                976,845              1,118,000
 2,000,000           732,036              880,691              1,029,345              1,178,000

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1998, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $1,208,573 and 32 years; Mr. Brogan, $429,622 and 34 years; Mr. Prillaman, $411,763 and 28 years; Mr. Tobias, $510,294 and 28 years; and Mr. Wolf, $498,070 and 25 years.

CHANGE-IN-CONTROL ARRANGEMENTS

  In May 1996, the Compensation and Nominating Committee recommended, and the NS Board of Directors approved, NS' entering into new change-in-control compensation agreements ("Agreements") with each of the individuals named in the Summary Compensation Table and with certain other key employees. The new Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to NS' Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the new Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of NS. As consideration for these new Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute a new Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the new Agreements.

  These Agreements are terminable by either NS or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by the new Agreements' being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of individuals named in the Summary Compensation Table, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each officer named in the Summary Compensation Table, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the NS Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under NS' retirement plans (in the case of any NS Board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.


            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1997 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's (the "Corporation") officer compensation strategy, the components of its compensation program and the manner in which 1997 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1997 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1997. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (applicable to non-officers) and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers -- as well as all Board-elected officers of the Corporation -- are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Personnel Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman, President and CEO's base salary between the 50th and 75th percentiles of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1997 approximated the 70th percentile; and the average 1997 base salaries of other Executive Officers approximated the 40th percentile, of the 1997 practices of corporations with comparable revenues.

  For 1997, Mr. Goode's annual base salary was increased by $50,000, or 6.3%. This 1997 increase, not tied to or reflecting application of any specific formula, reflects the Corporation's performance in 1996, including its total operating revenues and record net income, as well as the Board's confidence in Mr. Goode's leadership in general and in the Conrail transaction in particular. The Committee recommended and the Board approved average increases of 9.2% for the other Executive Officers as a group; these increases were based on Mr. Goode's recommendations and the Corporation's 1996 performance.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Executive Officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1996 the Committee set Mr. Goode's maximum 1997 incentive opportunity at 100% of his 1997 base salary, Mr. Tobias' and Mr. Wolf's at 80% of 1997 base salary and the other Executive Officers' at 75% of 1997 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1997, all the Executive Officers earned EMIP awards, and 303 other key employees earned MIP awards. In light of the Corporation's 1997 performance, the related EMIP payments earned by Mr. Goode and the other Executive Officers were equal to 100% of their respective maximum incentive opportunities. As a consequence, total 1997 cash compensation (1997 salary plus 1997 bonus) earned by Mr. Goode and the other Executive Officers approximated the 75th and 65th percentiles, respectively, of total cash compensation (1997 salary plus 1996 bonus) relative to the practices of Corporations with comparable revenues.

LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the other Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

At its January 1997 meeting, the Committee granted stock options to each of the Executive Officers and to 299 other key employees with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

At the same meeting, the Committee granted performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 2000. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting -- specifically, the Corporation's three-year (i.e., 1997-1999) average Return on Average Invested Capital, three-year average Operating Ratio and three-year Total Return to Stockholders, evaluated relative to performance measures established by the Committee and set out in the schedules below. One third of the performance share units granted in 1997 are available to be earned based on each of the three following performance criteria.

                    TOTAL STOCKHOLDER RETURN
                     ("TSR") VS. S&P 500
              ----------------------------------

                                PERCENTAGE OF
                 THREE-YEAR      PERFORMANCE
                 AVERAGE TSR     SHARE UNITS
                 VS. S&P 500       EARNED
              ----------------------------------
               90th percentile       100%
                     80th             90%
                     70th             85%
                     60th             80%
                     50th             75%
                     40th             50%
                     30th             30%
               25th and below          0%

             -----------------------------------
                  RETURN ON AVERAGE INVESTED
                      CAPITAL ("ROAIC")
             -----------------------------------
                                  PERCENTAGE OF
                  THREE-YEAR       PERFORMANCE
                   AVERAGE         SHARE UNITS
                    ROAIC            EARNED
             -----------------------------------
                     20%              100%
                     19%               90%
                     18%               80%
                     17%               70%
                     16%               60%
                     15%               50%
                     14%               40%
                     13%               20%
                  Below 13%             0%



                               OPERATING RATIO ("OPR")
                      ----------------------------------------
                                                 PERCENTAGE OF
                        THREE-                    PERFORMANCE
                       YEAR NS                    SHARE UNITS
                      AVERAGE OPR                   EARNED
                     -----------------------------------------
                        70%                           100%
                        75%                            75%
                        80%                            50%
                        85%                            25%
                     Above 85%                          0%

  All stock options granted in 1997 to Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Executive Officer, and -- based on the fair market value of the Corporation's Common Stock on the dividend payment date -- the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of the option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.

  All Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1997, Mr. Goode was granted options on 120,000 shares of Common Stock and the opportunity to earn up to 75,000 performance shares, and the other Executive Officers as a group were awarded options on a total of 144,000 shares of Common Stock and the opportunity to earn up to 96,000 performance shares; the number of options and performance shares granted has been adjusted in this report to give effect to the three-for-one stock split that was effective in September of 1997.

  In summary, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code regarding the deductibility of certain executive compensation over $1 million. Based on the requirements of this new legislation and on then-current interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                              E. B. Leisenring, Jr., Chairman
                                              L. E. Coleman, Member
                                              T. M. Hahn, Jr., Member

                               PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.


                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the year 1998. This firm has acted as auditors for the Company since June 1, 1982, and also provides services to NS.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-9219, no later than December 15, 1998.


                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                          By order of the Board of Directors,
                                              SANDRA T. PIERCE,
                                              Corporate Secretary.

                        NORFOLK SOUTHERN RAILWAY COMPANY
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints L. I. Prillaman, Henry C. Wolf or Sandra T. Pierce, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, May 26, 1998, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 14, 1998, and to transact such other business as properly may come before the meeting.


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

                                    NORFOLK SOUTHERN RAILWAY COMPANY
                                    P.O. BOX 11139
                                    NEW YORK, N.Y. 10203-0139

--------------------------------------------------------------------------------
    --------------

    --------------

PLEASE MARK BOXES [_] OR [X] IN BLUE OR BLACK INK.


(1) Election of Directors

FOR all nominees listed below, except
as marked to the contrary (see instruction).  [X]

WITHHOLD AUTHORITY to vote
for all nominees listed below.                [X]


                     David R. Goode and Stephen C. Tobias

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE
                         THROUGH THAT NOMINEE'S NAME.

                                                  Address Change and/or
                                                  Comments-Mark Here       [X]


                                       SIGN EXACTLY AS NAME APPEARS HEREON.
                                       ATTORNEYS-IN-FACT, EXECUTORS, TRUSTEES,
                                       GUARDIANS, CORPORATE OFFICERS, ETC.,
                                       SHOULD GIVE FULL TITLE.

                                       Dated: ____________________________, 1998

                                       _________________________________________
                                                       (SIGNATURE)

                                       _________________________________________
                                                       (SIGNATURE)

--------------------------------------------------------
 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
--------------------------------------------------------
--------------------------------------------------------------------------------